                                                                      EXHIBIT 11

                         DREYER'S GRAND ICE CREAM, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (unaudited)

                                                       Thirteen Weeks Ended             Twenty-Six Weeks Ended
                                                 ------------------------------     -----------------------------
(in thousands, except per share amount)          June 29, 1996     July 1, 1995     June 29, 1996    July 1, 1995
                                                 -------------     ------------     -------------    ------------

PRIMARY

Net income applicable to common stock                $ 3,771          $ 3,664          $ 4,205          $ 3,986

Weighted average number of shares of common
   stock outstanding                                  13,335           13,387           13,155           13,679
                                                     -------          -------          -------          -------

Net income per share, as reported                    $   .28(1)       $   .27(2)       $   .32(1)       $   .29(2)
                                                     =========        =========        =========        =========

FULLY DILUTED

Net income applicable to common stock                $ 3,771          $ 3,664          $ 4,205          $ 3,986

Add interest expense on convertible
   subordinated debentures issued June 1993,
   and amortization of related issuance costs,
   net of tax                                                           1,020                             2,037

Add preferred dividends on redeemable
   convertible Series B preferred stock, due
   June 2001, and accretion of preferred stock
   to redemption value                                 1,249                             2,499
                                                     -------          -------          -------          -------

Adjusted net income                                  $ 5,020          $ 4,684          $ 6,704          $ 6,023
                                                     =======          =======          =======          =======

Weighted average number of shares of common
   stock outstanding                                  13,335           13,387           13,155           13,679

Common stock equivalent--assumed exercise of
   common stock options                                  464              437              394              437

Assumed conversion of debentures                       2,900            2,900            2,900            2,900
                                                     -------          -------          -------          -------

Adjusted shares                                       16,699           16,724           16,449           17,016
                                                     =======          =======          =======          =======

Net income per common share                          $   .30(3)       $   .28(3)       $   .41(3)       $   .35(3)
                                                     =======          =======          =======          =======
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(1)   The number of shares of the Company's common stock obtainable upon exercise of outstanding options and warrants exceeded 20% of the number of common shares outstanding at the end of the period. However, the calculation of net income per common share using the modified treasury stock method as required by paragraph 38 of APB Opinion No. 15 is not submitted because it results in dilution of less than 3%.

(2) The calculation of net income per common share required by footnote 2 to paragraph 14 of APB Opinion No. 15 is not submitted because it results in a dilution of less than 3%.

(3)   This calculation is submitted in accordance with Regulation S-K item 601
      (b) (11) although it is contrary to APB Opinion No. 15 because it produces an anti-dilutive effect.